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                                                                     EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           CALIPER TECHNOLOGIES CORP.

        Caliper Technologies Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: The name of this Corporation is Caliper Technologies Corp.

        SECOND: The original Certificate of Incorporation of Caliper Technologies Corp. was filed with the Secretary of the State of Delaware on July 26, 1995. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 19, 1998 (the "Amended and Restated Certificate").

        THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate as follows:

                Article IV.A.5(b) shall be amended and restated to read in its entirety as follows:

                "The Board of Directors shall consist of seven (7) members. The holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect four (4) members of the Board of Directors. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock, voting together as a class, shall be entitled to elect three (3) members of the Board of Directors."

        FOURTH: thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was approved, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        FIFTH: All other provisions of the Amended and Restated Certificate shall remain in full force and effect.


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        IN WITNESS WHEREOF, Caliper Technologies Corp. has caused this
Certificate of Amendment to be signed by the President and Chief Executive Officer and the Secretary this 29th day of March, 1999.

                                       CALIPER TECHNOLOGIES CORP.

                                       By: /s/ DANIEL L. KISNER
                                          --------------------------------------
                                       Daniel Kisner, M.D.
                                       President and Chief Executive Officer


ATTEST:


/s/ ROBERT L. JONES
-----------------------------
Robert L. Jones
Secretary


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